Exhibit EX-99.2g


                                Dated 2001-01-01
                   Amended and Restated as of January 23, 2002


                       GLOBAL ASSET MANAGEMENT (USA) INC.

                                    -- and --

                      GAM INTERNATIONAL MANAGEMENT LIMITED


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                          INVESTMENT ADVISORY AGREEMENT




                              -- relating to the --




                                GAM AVALON FUNDS




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THIS AGREEMENT,  made the 1st day of January 2001 and amended and restated the
23rd day of January, 2002.


BETWEEN:-


(1) GLOBAL ASSET MANAGEMENT (USA) INC, a company incorporated under the laws of the State of Delaware, USA, whose principal office is at 135 East 57th Street, New York, NY 10022, USA (the "Advisor"); and


(2) GAM INTERNATIONAL MANAGEMENT LIMITED, a company incorporated under the laws of England whose registered office is at 12 St James's Place, London SW1A 1NX (the "Investment Consultant").


WHEREBY IT IS AGREED as follows:-

1.   Definitions

1.1 In this Agreement the following words and expressions shall where not inconsistent with the context have the following meanings respectively:-

     "Advisor" means the Advisor of each Fund;

     "applicable law" means all applicable laws and regulations for the time being in force of the United States of America, any relevant State therein and of any other country relevant to the services to be provided by the Advisor;

     "the 1940 Act" means the Investment Company Act of 1940, as amended;

     "the Funds" mean the limited liability companies constituted as closed-end, non-diversified management investment companies registered under the 1940 Act, listed in Appendix 1;

     "LLC Agreement" refers to the Limited Liability Company Agreement of each Fund, as amended from time to time;

     "Private Placement Memorandum" refers to the Private Placement Memorandum of the Funds, as amended from time to time;

     "Registration Statement" refers to the Registration Statement of each Fund filed with the Securities and Exchange Commission;

     "IMRO" means Investment Management Regulatory Organisation Limited;

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     "Investment  Guidelines"  means the investment  objectives and  limitations applicable to the Funds as stated in the Funds' Registration Statement and any additional investment guidelines and limitations as may at any time be communicated in writing by the Advisor to the Investment Consultant.

1.2 Unless the context otherwise requires, terms defined in the Funds' Registration Statement and not otherwise defined herein shall bear the same meanings herein.

1.3 References to statutory provisions or regulations made hereunder shall include those provisions or regulations as amended, extended, consolidated, substituted or re-enacted from time to time.

1.4 The headings to each Clause are inserted for convenience only and shall not affect the construction of this Agreement.


2.   REGULATORY STATUS

2.1 The Advisor is engaged generally in the business of providing investment management services in the United States, and is appropriately registered and licensed in all U.S. jurisdictions where its present activities require such registration or licensing.

2.2 The Funds are closed-end, non-diversified management investment companies, registered under the 1940 Act.

2.3 The Investment Consultant is a member of IMRO and as such is regulated by IMRO in carrying out its investment business; it is also registered under the Investment Advisers Act of 1940, as amended.

3.   APPOINTMENT OF INVESTMENT CONSULTANT

     The Investment Consultant hereby agrees to act as sub-adviser to the Advisor in relation to the Funds and to give such investment advice to the Advisor with respect to the Funds as the Advisor may from time to time request. In addition, the Advisor may from time to time appoint the Investment Consultant to act as investment adviser to manage directly a portion of the assets of a Fund. This Agreement will come into force after due execution by the Advisor and the Investment Consultant upon the date with which it is dated at page 1.
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4.   DUTIES OF THE INVESTMENT CONSULTANT

4.1 In connection with its obligations hereunder, the Investment Consultant shall, without prejudice to the generality of the foregoing, at the request of the Advisor provide the following services in respect of the Funds:-

     (a) conduct and maintain a continuous review of each Fund's investment portfolio;

     (b) assist in the identification and evaluation of prospective Portfolio Managers to manage assets for the Funds;

     (c) monitor the performance of Portfolio Managers managing assets for the Funds on an ongoing basis.

4.2 In addition, if instructed by the Advisor, the Investment Consultant shall manage directly a portion of the assets of a Fund designated from time to time by the Advisor, including purchasing, selling and otherwise dealing in the assets of the Fund apportioned to the Investment Consultant by the Advisor.


4.3 In all instances the Investment Consultant shall be guided by the investment objectives, policies and restrictions of each Fund as set forth in the Registration Statement filed by the Funds with the Securities and Exchange Commission, as amended from time to time, and in accordance with any other policies or limitations adopted by the Board of Directors of any Fund and the provisions of the 1940 Act and the rules promulgated thereunder. The Advisor shall supply the Investment Consultant with all such relevant documents and agrees to notify the Investment Consultant of any relevant changes in a Fund's investment objectives, policies and restrictions.


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5.   SERVICES TO OTHER CLIENTS AND THE FUNDS

     Nothing contained in this Agreement shall be deemed to prohibit the Investment Consultant or any affiliated persons from acting, and being separately compensated for acting, as investment manager or in other capacities on behalf of other investment companies and customers. While information and recommendations the Investment Consultant supplies to the Funds and investments the Investment Consultant makes on behalf of the Funds shall in the Investment Consultant's judgment be appropriate under the circumstances in light of the investment objectives and policies of the Funds, it is understood and agreed that they may be different from the information and recommendations the Investment Consultant or affiliated persons may supply to other clients. The Investment Consultant and affiliated persons shall supply information, recommendations and any other services, and shall allocate investment opportunities among each Fund and any other client, in an impartial and fair manner in order to seek good results for all clients involved, but the Investment Consultant shall not be required to give preferential treatment to any Fund as compared with the treatment given to any other client.

6.   RESTRICTIONS AND REQUIREMENTS

     In carrying out its duties hereunder the Investment Consultant shall comply with any instructions of the Advisor. Such instructions may be given by letter, electronic mail, telex or telephone provided the instructing party undertakes to confirm telephone instructions by telex or in writing, such confirmation to be given by any director or by any other person authorised by a resolution of the directors of which a copy certified by any two such directors shall have been supplied to the Investment Consultant.


7.   TERM OF AGREEMENT

     This Agreement shall be effective as of the date hereof. This Agreement shall continue in effect from year to year with respect to each Fund, subject to approval annually by the Directors of each Fund or by vote of a majority of the outstanding shares of such Fund (as defined in the 1940
     Act) and also, in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the directors of that Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person.

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8.   FEES

     The Advisor shall in respect of each Fund pay to the Investment Consultant by way of remuneration for its services hereunder a fee in such amount as shall be agreed from time to time by the Advisor and Investment Consultant.

     Fees payable to the Investment Consultant hereunder will not supplement, nor will they be abated by, any other remuneration payable in connection with transactions effected by the Investment Consultant with or for the Advisor under any other agreement with the Advisor.

9.   EXPENSES

     The Investment Consultant will pay all of its own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as it may require in the performance of its duties under this Agreement.

     The Funds shall bear all expenses of their organization, operations and business not expressly assumed or agreed to be paid by the Investment Consultant under this Agreement. In particular, but without limiting the generality of the foregoing, the Funds shall pay all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, advisory and management fees due to Portfolio Managers, subscription and redemption changes imposed by Portfolio Funds, all charges of custodians, transfer agents, administrators, registrars, independent auditors and legal counsel, expenses of preparing, printing and distributing all private placement memoranda, proxy materials, reports and notices to Members, fees and out-of-pocket expenses of directors, and all other costs related to the Funds' operations.

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10.  LIMITATION OF LIABILITY

     The Investment Consultant hereby agrees to use its best efforts and judgement and due care in performing its duties and obligations hereunder provided that it shall not, in the absence of negligence, default or breach of good faith on its part or on the part of its directors, officers, servants or agents, be liable for any act or omission in the course of or in connection with the services rendered by it hereunder or for any decline in the value of the assets of the Funds or any loss whatsoever that may result from the performance of its duties hereunder.

11.  RESIGNATION AND TERMINATION

     This Agreement may be terminated with respect to each Fund by any party hereto, without the payment of any penalty, upon 60 days' prior notice in writing to the other party; provided, that in the case of termination by a Fund, such action shall have been authorized by resolution of a majority of the directors of such Fund in office at the time or by vote of a majority of the outstanding shares of such series of the Fund (as defined by the 1940 Act).

     This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall terminate automatically with respect to any Fund if the Advisor ceases to be Advisor of that Fund or ceases to provide investment advisory services to that Fund.

     This Agreement may not be assigned by the Investment Consultant or sub-contracted or Investment Consultant in whole or in part without the prior written consent of the Advisor.

     Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior thereto.


12.  CONFLICT OF INTEREST


     (a) The services of the Investment Consultant hereunder are not to be deemed exclusive and the Investment Consultant shall be free to render similar services to others so long as its services hereunder are not impaired thereby and to retain for its own use and benefit all fees or other money payable thereby.

     (b) The Investment Consultant will not deal with the Funds as beneficial owner on the sale or purchase of any investments to or from the Funds or otherwise deal as principal with any Fund except on a basis approved by the Advisor in writing.

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     PROVIDED THAT:-

     the Investment Consultant may buy, hold and deal in any investment upon its individual account notwithstanding that similar investments may be held by the Funds.


13.  CONFIDENTIALITY

     (a) Neither of the parties hereto shall, unless compelled to do so by any court of competent jurisdiction or rules of any regulatory authority applicable to that party either before or after the termination of this Agreement, disclose to any person not authorised by the relevant party to receive the same any confidential information relating to such party or to the affairs of such party of which the party disclosing the same shall have become possessed during the period of this Agreement and each party shall use its best endeavours to prevent any such disclosure as aforesaid.

     (b) Neither of the parties hereto shall do or commit any act, matter or thing which would or might prejudice or bring into disrepute in any manner the business or reputation of either of the parties or any director of any such party.


14.  AMENDMENTS

     No provision of this Agreement may be changed, waived, discharged or discontinued except in writing signed by the parties hereto.


15.  ADVICE AND NOTICES

     (a) Any recommendation or advice given or transactions executed by the Investment Consultant hereunder shall be reported either by pre-paid airmail, electronic mail, telex, telephone (confirmed by pre-paid airmail) or by facsimile, to such place as the Advisor shall from time to time require.


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     (b)  Any notice  given  hereunder  shall be in writing and sent by pre-paid first class or airmail post as appropriate, or sent by facsimile or electronic mail or telex or by delivering the same by hand; such notice shall be addressed, despatched or delivered (as the case may be) to the registered office or principal place of business for the time being of the party to whom it is addressed. Notices shall be deemed to have been given contemporaneously in the case of telex or facsimile. Notices given by pre-paid post shall be deemed to have been given seven days after posting. Evidence that the notice was properly addressed, stamped and put in the post shall be conclusive evidence of posting.

16.  APPLICABLE LAW

     This Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.


IN WITNESS whereof, the parties hereto have caused this Agreement to be signed as of the day and year written above as the date of amendment and restatement.




SIGNED by                             ) By: Global Asset Management (USA) Inc.
for and on behalf of                  ) By: /s/ Kevin J. Blanchfield
Global Asset Management (USA) Inc     ) Name: Kevin J. Blanchfield
(a Delaware Company)                  ) Title: Chief Operating Officer
in the presence of:                   )


SIGNED by                             )
for and on behalf of                  ) By:GAM International Management Limited
GAM International Management Limited  ) By:/s/ Andrew Wills
(an English Company)                  ) Name: Andrew Wills
in the presence of:-                  ) Title:   Director

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                                   APPENDIX 1


The Investment Consultant has been requested to provide advice on a proportion of the following Limited Liability Companies:

GAM AVALON MULTI-GLOBAL, LLC
GAM AVALON MULTI-U.S., LLC
GAM AVALON MULTI-EUROPE, LLC
GAM AVALON MULTI-TECHNOLOGY, LLC
GAM AVALON MULTI-MARKET NEUTRAL, LLC

This list may be increased, reduced or amended as agreed in writing by the Advisor and the Investment Consultant.